Exhibit 99.1

Acumen Pharmaceuticals Reports First Quarter 2026 Financial Results
and Business Highlights

•Expect to report topline results for ALTITUDE-AD, a Phase 2 study to investigate sabirnetug (ACU193) for the treatment of early Alzheimer’s disease, in late 2026

•Lead clinical candidate IND filing in Acumen’s EBDTM (enhanced brain delivery) program targeted for mid-2027
•Cash, cash equivalents and marketable securities of $128.4 million as of Mar. 31, 2026, expected to support current clinical and operational activities into early 2027
•Company to host conference call and webcast today at 8:00 a.m. ET

NEWTON, Mass., May 12, 2026 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today reported financial results for the first quarter of 2026 and provided a business update.
“In the first quarter of 2026 Acumen remained steadfast in the execution of our ALTITUDE-AD Phase 2 study investigating the efficacy, safety and tolerability of sabirnetug for the treatment of early AD. Topline results are expected late this year and are anticipated to provide important evidence in support of the amyloid beta oligomer hypothesis within the broader field of anti-amyloid antibodies,” said Daniel O’Connell, Chief Executive Officer of Acumen. “In the near term, we expect to execute our option to license as many as two candidates in our EBD program. We are excited about the optionality this innovative blood-brain barrier technology affords our pipeline and the potential it holds to deliver a next-generation treatment for Alzheimer’s patients.”
Anticipated Milestones
•The Company currently expects to exercise its option to license two compounds developed as part of its collaboration with JCR Pharmaceuticals during the second quarter of 2026.

•The Company expects topline results from ALTITUDE-AD in late 2026. ALTITUDE-AD is a Phase 2 study to investigate sabirnetug for the treatment of early Alzheimer’s disease.

◦Topline results are expected to include the difference after 18 months as measured by iADRS (Integrated Alzheimer’s Disease Rating Scale), our primary clinical efficacy endpoint, as well as key secondary endpoints, such as CDR-SB (Clinical Dementia Rating – Sum of the Boxes), certain safety measures such as adverse event rates, including ARIA rates, and key biomarkers.

•The Company is targeting the submission of an IND filing with respect to a lead clinical candidate in its EBD program in mid-2027.
First Quarter 2026 Financial Results
•Cash Balance. As of Mar. 31, 2026, cash, cash equivalents and marketable securities totaled $128.4 million compared to cash, cash equivalents and marketable securities of $116.9 million as of Dec. 31, 2025. The increase in cash is related to the private placement announced in March 2026 that resulted in gross proceeds of $35.75 million. Cash is expected to support current clinical and operational activities into early 2027.

•Research and Development (R&D) Expenses. R&D expenses were $16.5 million for the quarter ended Mar. 31, 2026, compared to $25.3 million for the quarter ended Mar. 31, 2025. The decrease was primarily due to a reduction in manufacturing and materials costs as well as a reduction in CRO costs associated with our ALTITUDE-AD clinical trial which completed enrollment in March 2025.

•General and Administrative (G&A) Expenses. G&A expenses were $4.7 million for the quarter ended Mar. 31, 2026, compared to $5.1 million for the quarter ended Mar. 31, 2025. The decrease was primarily due to reductions in legal fees, as well as reductions in accounting, consulting and insurance expenses.
•Loss from Operations. Loss from operations was $21.1 million for the quarter ended Mar. 31, 2026, compared to $30.4 million for the quarter ended Mar. 31, 2025. This decrease was due to the decreased R&D expenses over the prior year period.
•Net Loss. Net loss was $20.7 million for the quarter ended Mar. 31, 2026, compared to $28.8 million for the quarter ended Mar. 31, 2025.
Conference Call Details
Acumen will host a conference call and live audio webcast today, May 12, 2026, at 8:00 a.m. ET.
To participate in the live conference call, please register using this link. After registration, you will be informed of the dial-in numbers including PIN. Please register at least one day in advance.

The webcast audio will be available via this link.

An archived version of the webcast will be available for at least 30 days in the Investors section of the Company's website at www.acumenpharm.com.

About Sabirnetug (ACU193)

Sabirnetug (ACU193) is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble amyloid beta oligomers (AβOs), which are a highly toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, sabirnetug aims to address the hypothesis that soluble AβOs are an early and persistent underlying cause of the neurodegenerative process in Alzheimer’s disease (AD). Sabirnetug has been granted Fast Track designation for the treatment of early AD by the U.S. Food and Drug Administration and is currently being evaluated in a Phase 2 study in patients with early AD.
About ALTITUDE-AD (Phase 2)

Initiated in 2024, ALTITUDE-AD is a Phase 2, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy and safety of sabirnetug (ACU193) infusions administered once every four weeks in slowing cognitive and functional decline as compared to placebo in participants with early Alzheimer's disease. The study has enrolled 542 individuals with early Alzheimer’s disease (mild cognitive impairment or mild dementia due to AD) at multiple investigative sites located in the United States, Canada, the European Union and the United Kingdom. Topline results are expected in late 2026. More information can be found on www.clinicaltrials.gov, NCT identifier NCT06335173.
About Acumen Pharmaceuticals, Inc.

Acumen Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD). Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen is currently focused on advancing its lead investigational product candidate, sabirnetug (ACU193), a humanized monoclonal antibody that selectively targets toxic soluble AβOs, in its ongoing Phase 2 clinical trial ALTITUDE-AD (NCT06335173) in early symptomatic Alzheimer’s disease patients, following positive results in its Phase 1 trial INTERCEPT-AD. Acumen is also investigating a subcutaneous formulation of sabirnetug using Halozyme’s proprietary ENHANZE® drug delivery technology. Acumen is also collaborating with JCR Pharmaceuticals to develop an EBD™ (enhanced brain delivery) therapy for Alzheimer’s disease utilizing a transferrin-receptor-targeting blood-brain barrier-penetrating technology. The company is headquartered in Newton, Mass. For more information, visit www.acumenpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,”

“milestone” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning Acumen’s business, and Acumen’s ability to achieve its strategic and financial goals, including its projected use of cash, cash equivalents and marketable securities and the expected sufficiency of its cash resources into early 2027, the therapeutic potential of Acumen’s product candidate, sabirnetug (ACU193), including against other antibodies, the timing of the exercise of its option to license up to two candidates in its EBD program, the timing of anticipated topline results of ALTITUDE-AD, Acumen's plans to develop a candidate to treat Alzheimer's Disease utilizing EBD technology, including its expectations with respect to timing for the submission of an IND, as well as its potential for developing a best-in-class therapeutic candidate for people living with Alzheimer’s Disease. These statements are based upon the current beliefs and expectations of Acumen management, and are subject to certain factors, risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions, such as rising inflation and interest rates, supply disruptions and uncertainty of credit and financial markets. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

CONTACTS:

Investors:
Alex Braun
abraun@acumenpharm.com
Media:
ICR Healthcare
AcumenPR@icrhealthcare.com

Acumen Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$51,796	$53,989
Marketable securities, short-term	76,602	62,876
Prepaid expenses and other current assets	4,696	5,387
Total current assets	133,094	122,252
Restricted cash	231	231
Other assets, long-term	304	350
Total assets	$133,629	$122,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,655	$554
Accrued clinical trial expenses	8,183	10,616
Accrued expenses and other current liabilities	5,268	10,072
Debt, short-term	14,123	8,765
Total current liabilities	29,229	30,007
Debt, long-term	16,924	22,396
Total liabilities	46,153	52,403
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 72,227,580 and 60,575,369 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	7	6
Additional paid-in capital	554,647	516,803
Accumulated deficit	(467,199)	(446,462)
Accumulated other comprehensive income	21	83
Total stockholders’ equity	87,476	70,430
Total liabilities and stockholders’ equity	$133,629	$122,833

Acumen Pharmaceuticals, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$16,484	$25,266
General and administrative	4,665	5,104
Total operating expenses	21,149	30,370
Loss from operations	(21,149)	(30,370)
Other income (expense)
Interest income	1,064	2,471
Interest expense	(1,069)	(1,023)
Change in fair value of embedded derivatives	460	190
Other expense, net	(43)	(64)
Total other income	412	1,574
Net loss	(20,737)	(28,796)
Other comprehensive gain (loss)
Unrealized (loss) gain on marketable securities	(62)	63
Comprehensive loss	$(20,799)	$(28,733)
Net loss per common share, basic and diluted	$(0.33)	$(0.48)
Weighted-average shares outstanding, basic and diluted	63,219,289	60,525,628

Acumen Pharmaceuticals, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(20,737)	$(28,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12	15
Stock-based compensation expense	2,396	2,474
Amortization of premiums and accretion of discounts on marketable securities, net	25	(588)
Change in fair value of embedded derivatives	(460)	(190)
Amortization of right-of-use asset	34	30
Realized gain on marketable securities	(6)	(3)
Noncash interest expense	346	299
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	691	950
Other long-term assets	—	16
Accounts payable	1,047	(4,592)
Accrued clinical trial expenses	(2,433)	(3,796)
Accrued expenses and other liabilities	(5,043)	60
Net cash used in operating activities	(24,128)	(34,121)
Cash flows from investing activities
Purchases of marketable securities	(40,823)	(35,048)
Proceeds from maturities and sales of marketable securities	27,016	63,816
Purchases of property and equipment	—	(79)
Net cash (used in) provided by investing activities	(13,807)	28,689
Cash flows from financing activities
Proceeds from private placement, net of offering costs	35,746	—
Proceeds from exercise of stock options	145	37
Repurchase of common shares to pay employee withholding taxes	(149)	(73)
Net cash provided by (used in) financing activities	35,742	(36)
Net change in cash and cash equivalents and restricted cash	(2,193)	(5,468)
Cash and cash equivalents and restricted cash at the beginning of the period	54,220	35,859
Cash and cash equivalents and restricted cash at the end of the period	$52,027	$30,391